Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin EVP of Finance and Administration (603) 880-9500

Robert Fusco Investor Relations (603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Announces Strong 2nd Quarter Results, 3-for-2 Stock Split

NASHUA, N.H., August 20, 2003 – Specialty retailer Brookstone, Inc. (Nasdaq: BKST) today announced strong second-quarter earnings and a 3-for-2 stock split that reflects the Company’s confidence in its future growth and profitability.

For the second quarter ended August 2, 2003, Brookstone posted a loss of $2.3 million, or $0.27 per diluted share, which included $1.1 million, or $0.08 per diluted share, for the settlement of certain outstanding legal matters, including the overtime compensation, class-action lawsuit in California. This compares to a loss in the second quarter of 2002 of $2.2 million, or $0.26 per diluted share, which included a one-time gain of $0.05 per diluted share related to curtailment of the Company’s medical retirement plan.

Excluding these one-time events, Brookstone’s second-quarter 2003 adjusted net income improved 38 percent over 2002.

Brookstone also announced that its Board of Directors has approved a 3-for-2 stock split in the form of a 50 percent stock dividend. The stock dividend will be paid on September 23, 2003, to shareholders of record as of September 2, 2003.

Additionally, based on its strong performance over the first half of the year and expected growth in the third and fourth quarters, Brookstone reaffirmed its recently revised upward earnings forecast for the year.

Total company sales for the 13-week period increased 13.0 percent to $80.5 million, compared to $71.2 million for the second quarter of 2002. Same-store sales for the second quarter of 2003 climbed 7.8 percent, while Direct Marketing sales rose 10.9 percent to $14.0 million, on a 12.5 percent circulation increase.

Year-to-date, total Company sales climbed 10.6 percent, to $141.4 million for the 26-week period ended August 2, 2003, compared to $127.9 million for the first six months of 2002. Same-store sales for the comparable 26-week period rose 7.0 percent, while Direct

Marketing sales jumped 5.1 percent to $24.1 million, compared to $23.0 million in 2002. Year-to-date net loss narrowed to $8.7 million, or $1.02 per diluted share, compared to a net loss in the first six months of 2002 of $8.8 million, or $1.04 per diluted share.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss through the first three quarters and makes its profit in the fourth quarter.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony said Brookstone is positioned for another successful and profitable year.

“We are very pleased with our solid second-quarter results, and particularly with our strong Father’s Day performance, which we believe is a strong indicator of the upcoming Holiday shopping season,” Mr. Anthony said. “We continue to witness strong customer response to our new product entries, and are excited to introduce more than 100 new, innovative and proprietary products during the third and fourth quarters.”

“Additionally, the Direct Marketing segment performed very well, led by the Internet and the success of the Brookstone catalog and its key role in our strategy to generate additional revenue throughout all of our sales channels. Based on the success of our test program over Father’s Day, we plan to more than double the circulation of the Brookstone catalog in the fourth quarter to target high-value customers who use the catalogs as a call-to-action to buy products through our Direct Marketing channels, and/or to make a destination purchase at one of our stores,” Mr. Anthony said.

“Moreover, our retail store expansion is on track for the year,” Mr. Anthony said. “To date this year, we’ve opened six stores and remodeled five stores, all in our stunning new store design concept that continues to generate increased sales. For the year, we plan to open 18-20 new stores, with six more stores planned to open in the third quarter and the remainder to open early in the fourth quarter. Additionally, our airport stores have performed very well recently and are now positive for the year on a same-store sales basis, which bodes well for the second half of 2003.”

Looking ahead to the third quarter and the year, Mr. Anthony said: “For the third quarter of 2003, we expect to improve earnings by posting a pre-split net loss of between $0.72 and $0.77 per diluted share, compared to a net loss in the third quarter of 2002 of $0.78 per diluted share. We expect same-store sales in the third quarter of 2003 to increase in the mid-single digits.”

“For the year,” Mr. Anthony said, “we reaffirm our pre-split earnings forecast of between $1.65 and $1.70 per diluted share, an increase of $0.05 per diluted share over our previous forecast and a gain of up to 22 percent over the $1.40 per diluted share we earned in 2002.”

Mr. Anthony concluded: “The 3-for-2 stock split underscores our strong performance and reflects our Company’s confidence in being able to post significant increases in earnings per share in 2003 and beyond.”

Brookstone management will hold a conference call to discuss the second quarter financial results and the outlook for the second half of 2003 today at 10 a.m. EDT. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented, if any), visit www.ir.brookstone.com.

Brookstone, Inc. is a specialty retailer that operates 260 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as an e-commerce web site at http://www.Brookstone.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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(tables follow)

Brookstone, Inc.

Consolidated Statement of Operations

($ in thousands)

(Unaudited)

	Thirteen weeks ended	Thirteen weeks ended	Twenty-six weeks ended	Twenty-six weeks ended
	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002
Net sales	$80,474	$71,231	$141,431	$127,864
Cost of sales	53,850	49,813	100,017	93,555

Gross profit	26,624	21,418	41,414	34,309

Selling, general and administrative expenses	30,207	25,367	55,291	48,465
Gain on curtailment of retiree medical plan	—	(642)	—	(642)

Loss from operations	(3,583)	(3,307)	(13,877)	(13,514)

Interest expense, net	181	318	311	625

Loss before taxes	(3,764)	(3,625)	(14,188)	(14,139)

Income tax benefit	(1,449)	(1,378)	(5,462)	(5,373)

Net Loss	$(2,315)	$(2,247)	$(8,726)	$(8,766)

Basic/diluted loss per share:
Net Loss	$(0.27)	$(0.26)	$(1.02)	$(1.04)

Weighted average shares outstanding – basic/diluted	8,588	8,500	8,563	8,454

Brookstone, Inc.

Consolidated Balance Sheet

($ in thousands)

	Unaudited
	August 2, 2003	August 3, 2002	February 1, 2003
Current Assets:
Cash and cash equivalents	$29,008	$16,096	$54,144
Receivables, net	6,478	4,722	6,079
Merchandise inventories	55,489	56,547	58,987
Deferred income taxes	9,849	9,290	4,161
Other current assets	6,024	5,417	5,280

Total current assets	106,848	92,072	128,651

Deferred income taxes	5,854	4,536	5,854
Property and equipment, net	45,184	40,985	39,720
Intangible assets, net	4,258	4,588	4,413
Other assets	1,937	1,884	1,954

Total assets	$164,081	$144,065	$180,592

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$10,780	$9,795	$10,720
Other current liabilities	23,647	18,907	33,197

Total current liabilities	34,427	28,702	43,917

Other long term liabilities	14,567	12,656	13,809
Long term obligation under capital lease	2,027	2,203	2,110

Commitments and Contingencies
Total shareholders’ equity	113,060	100,504	120,756

Total liabilities and shareholders’ equity	$164,081	$144,065	$180,592

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Adjusted net income (loss) is defined as net income (loss) before one-time occurrences. Management believes that adjusted net income (loss) provides investors with added useful information to measure the company’s financial performance exclusive of items that management believes are not reflective of the company’s core operations. Management also uses adjusted net income (loss) for these purposes.

($ in thousands)
	Quarter ended August 2, 2003	Quarter ended August 3, 2002
Net loss	$(2,315)	$(2,247)
Adjustments, net of tax	677 (a)	(398	)(b)

Adjusted net loss	$(1,638)	$(2,645)

Basic/diluted loss per share:

Net loss	$(0.27)	$(0.26)
Adjustments, net of tax	0.08 (a)	(0.05	)(b)

Adjusted net loss	$(0.19)	$(0.31)

(a)—Represents one-time legal settlements of $1.1 million net of tax.

(b)—Represents the Gain on curtailment of retiree medical plan of $642 thousand, net of tax.